Exhibit 99.2

Pixelworks, Inc. Q3 2019 Conference Call
October 31, 2019

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s third quarter 2019 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ Vice President and CFO, Mr. Elias Nader.
Elias Nader
Good afternoon and thank you for joining us today. With us on today’s call is Todd DeBonis, Pixelworks’ President and CEO. The purpose of today’s conference call is to supplement the information provided in Pixelworks’ press release issued earlier today announcing the Company’s financial results for the third quarter 2019.
Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Thursday, October 31, 2019, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude gain on sale of patents, deferred revenue fair value adjustment, inventory step-up and backlog amortization, amortization of acquired intangible assets, stock-based compensation expense, restructuring expenses, discount accretion on convertible debt fair value and gain on extinguishment of convertible debt. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Also included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.
With that said, I will now turn the call over to Todd for his opening remarks.
Todd DeBonis
Thank you, Elias and good afternoon to those joining today’s call over the phone and webcast.
The third quarter played-out largely as expected, with revenue of $18.1 million coming in above the midpoint of our guidance range. We continued to execute well across all areas of the business, and mobile revenue grew 87% sequentially, becoming a larger portion of our overall revenue mix. Gross margin was approximately 54% and operating expenses in the quarter were $10.3 million, resulting in adjusted EPS of a one cent loss - all of which were also at or near the midpoint of our guidance.
Throughout this year, we’ve remained focused on meaningfully advancing our growth initiative in mobile. This has included expanding our portfolio of visual processing solutions to now include multiple Iris visual processors with select feature sets at compelling price points, as well as the introductions of our software-only solutions, Soft Iris, and also our innovative end-to-end cinematic video platform, TrueCut. We’ve also secured a number of key strategic partnerships that are contributing to our current co-marketing efforts and the further development of ecosystems that encourage increased adoption of Pixelworks technology. Together with our broader portfolio of visual processing solutions, we have significantly expanded Pixelworks’ total addressable market, resulting in a growing number of wins at existing and multiple first-time mobile customers.

Taking a closer look at our mobile business in the third quarter - as I mentioned, revenue from mobile grew 87% sequentially and was up over 66% year-over-year to a quarterly record - it was comprised almost entirely of revenue contribution from our Iris solutions, including the first commercial revenue from our Soft Iris solution. As further evidence of our consistent growth momentum, the third quarter represented the eighth consecutive quarter of year-over-year growth, and mobile revenue for the first nine months of 2019 grew 90% over the same period in 2018.
During the third quarter, we formally announced a total of FIVE design wins on newly launched smartphones across FOUR different mobile OEMs - one of which, TCL, was a new first-time smartphone customer. I discussed two of these wins as part of our second quarter conference call, the Shark 2 Pro which is Black Shark’s fourth device to include our Iris visual processor, and ASUS’ launch of the ROG Phone II in conjunction with Tencent Games. As a reminder, both of these leading smartphones targeted for gamers leverage Qualcomm’s Snapdragon 855/Plus mobile Platform - and specific to the ROG Phone II, it is the first smartphone to incorporate our Soft Iris solution.
More recently, we announced wins on the Nokia 7.2 and Nokia 6.2 smartphones as part of our continued collaborative partnership with HMD Global. Both devices were launched in September at IFA 2019 and feature PureDisplay technology enabled by Pixelworks’ Iris visual processor to deliver a premium mobile display experience at an affordable price. As compared to similarly-priced Android smartphones, the Nokia 7.2 and Nokia 6.2 render a 64-fold increase in color tonality through full 10-bit, certified HDR displays and produce up to 3x improvement in video contrast by leveraging dynamic backlight control in combination with Pixelworks’ industry-leading tone mapping technology.
Also launched at IFA was the TCL PLEX smartphone, which utilizes our Iris visual processor to provide a range of premium features including HDR10, SDR-to-HDR conversion, advanced sharpness and contrast enhancement, and auto-adaptive display. As the world’s second largest TV manufacturer, TCL chose to leverage Pixelworks technology and expertise as part of a re-launch into the mobile market and bring a market-leading TV experience to its first TCL-branded smartphone. In addition to representing a new mobile customer, this win with TCL also serves as further validation of our advanced visual display technology for mobile devices.
All of these recently launched smartphones that incorporate either our Iris visual processor or newly introduced Soft Iris solution have received excellent reviews and recognition for having uniquely high-performance displays. They each contributed to mobile revenue during the quarter, and we expect to ship in support of follow-on orders from these customers in the fourth quarter, which I will discuss more towards the end of my prepared remarks.
Also complementing our longer-term growth initiative in mobile is TrueCut. Since our commercial introduction of this innovative end-to-end solution for cinematic motion and HDR earlier this year, our primary focus has been on expanding the platform’s market reach as well as the amount of content available in TrueCut format. Through ongoing close collaboration with our lead customer YouKu, we’ve continued to make consistent and substantial progress on several key metrics.
Over the last quarter, the amount of video content available in TrueCut format has more than quadrupled from 2,500 hours to more than 10,000 hours of available content. Additionally, Pixelworks has expanded the number of TrueCut enabled smartphones utilizing the YouKu app from approximately 70 existing models across 6 mobile OEMs at the end of June 2019 - to now over 100 existing smartphone models across 9 different mobile OEMs. Collectively, these metrics translate into having successfully extended the reach of TrueCut content to well over 100 million mobile device users and to more than 55% of all daily average users of YouKu in China.
As a result, we firmly believe that Pixelworks’ TrueCut solution is enabling the single most comprehensive ecosystem for the creation, delivery and viewing of high-quality HDR video on mobile devices in China. Today, YouKu now has a more standardized process in place for the efficient conversion of its existing content library, and they also remain committed to developing new high-quality HDR content mastered in original TrueCut format. In addition to Pixelworks continuing to qualify additional existing mobile devices to stream high-quality HDR video content exclusively through the YouKu app, we are preparing to actively pursue direct engagements for the TrueCut certification of next-generation devices with mobile, TV and Set-top-Box OEMs.
As I’ve discussed previously, TrueCut’s value proposition and the total market opportunity extends well beyond the mobile device market. A fundamental part of the end-to-end platform solution that we’ve developed with TrueCut is a set of software tools designed to expand the boundaries for the creators of high-quality cinematic motion and HDR content. With this in mind, I want to once again acknowledge our TrueCut team following the recently announced Entertainment Technology Lumiere Award from the Advanced Imaging Society for TrueCut motion grading tools. This second prestigious award serves as further recognition of TrueCut’s innovation and the unique value it provides to content creators seeking to deliver superior-quality content.

Shifting to our video delivery business - Following several consecutive quarters of double-digit growth, revenue was up slightly in the third quarter on both a sequential and year-over-year basis.
The growth of video delivery in recent quarters has been driven by initial customer ramps of new ADSB-compatible 4K PVRs and set-top converter boxes for the Japanese consumer electronics market. Early in the third quarter, we observed a notable decline in forward bookings, as our lead customers experienced much softer pull-through from consumers, particularly for set-top-box converter products. As a result, we believe our OEM customers are focused on reducing existing inventories in the fourth quarter and through their fiscal year that ends in March of 2020.
On the positive side, during the quarter we experienced a meaningful uptick in orders of our XCode transcoders from a leading OTA customer. This increase was in support of initial builds of new dual- and quad-tuner OTA devices in advance of our customer’s planned product launches during the next several quarters. Based on the current bookings associated with these new product launches, we currently expect to generate record revenue from OTA transcoders in the fourth quarter.
Although this anticipated increase in OTA revenue will be more than offset in the near-term by the inventory correction in the Japanese consumer electronics market, looking several quarters out we remain well positioned with multiple engagements on new programs for next-generation in-home media and OTA devices. Additionally, we believe that the increased availability of high-quality broadcast content, particularly around Japan’s hosting of the Olympics in 2020, and new introductions of feature rich, 4K ADSB-compatible devices will contribute to broader consumer adoption and the potential for renewed growth in video delivery during the course of next year.
Turning to a brief update on digital projector - as expected, revenue declined sequentially and year-over-year, primarily reflecting increased caution among customers in reaction to the prevailing macroeconomic headwinds. More specifically, the demand profile of several end markets has continued to remain soft, particularly in China where government spending on education can account for as much as 2/3 of projector end market demand. Although we had remained hopeful that lower than normal book-to-bill entering the third quarter could firm up as the year progressed, we have yet to see a sustainable uptick in order demand from customers. Instead, the current market environment within projector is more indicative of a prolonged inventory correction.
Also contributing to the headwinds and our cautious near-term outlook for projector, we expect our large co-development customer to start transitioning to our next-generation SoC beginning in the fourth quarter. Although we still anticipate this customer’s transition to play-out over at least several quarters, the new chip’s lower ASP will serve as an additional headwind to projector revenue in future quarters. As such, we continue to expect lower than historical seasonal demand in the digital projector business through at least early next year.
Looking forward, and also circling back to my comments from last quarter regarding our engagement with a tier one mobile customer targeting a product launch before year-end. As a result of the tremendous effort put forth by our team in recent months, the depth and scope of this engagement has expanded beyond the first program. This involved further prioritizing our resources, both onsite at the Tier one customer’s location and expanding our local support team by approximately 10 software and application engineers. Additionally, we negotiated a shared risk agreement with this customer that led to booking significant Iris 5 backlog in anticipation of the ramp of a series of programs through Q1 of next year. Although we are building this inventory in preparation for a positive outcome on all of the programs, it increasingly looks like the launch schedule for the first program may be too aggressive for our Iris 5 visual processor to be included. As such, our guidance for the fourth quarter assumes no contribution from this first in a series of program engagements with this tier-one customer.
Given the concentrated effort we are making at this Tier one customer, in addition to supporting our previously announced customers, we’ve had to become highly selective on further expansion of mobile customer engagements in the near-term.
As you may have read China’s three mobile service providers today launched their 5G service in 50 cities throughout China. As of today there is a limited number of 5G mobile devices available from the leading Chinese smartphone OEMs and there is a race to see which OEM can fill out their 5G product line first. In addition, there’s a race to incorporate high frame rate, high performance displays in conjunction with this 5G roll-out - which has created a conducive environment for our Visual Processing solutions. We are seeing strong interest from additional customers for both our premium, mid-range and software solutions, including from additional Tier one mobile OEMs. As such, we are aggressively working to position new and existing resources in order to address some of these additional engagement opportunities during the course of 2020.
In closing, and specific to our outlook for the fourth quarter, our guidance reflects the combined impact of a softer macroeconomic environment, seasonality and more pronounced than anticipated inventory corrections across both our projector and video delivery businesses. We expect these headwinds to be somewhat offset by a continued ramp and another quarter of solid sequential growth in mobile. Specific to the ongoing ramp in mobile, I want to emphasize that we do NOT expect the overall macroeconomic backdrop to meaningfully influence the near-term ramp, either positively or negatively. Additionally, based on current bookings associated with anticipated design wins - we believe that mobile will account for up to 20% of our revenue guidance for the fourth quarter. And finally, mobile revenue beyond the fourth quarter will be heavily dependent on two critical factors, our continued execution on the technical requirements between now and year-end, and also the market uptake of our tier-one customer’s planned launch of these new devices.
With that I'll turn the call over to Elias for a review of our third quarter financial results as well as more detailed guidance for the fourth quarter.
Elias Nader
Thank you, Todd.
Revenue for the third quarter of 2019 was $18.1 million, compared to $18.0 million in the second quarter of 2019 and revenue of $21.5 million in the third quarter of 2018. Revenue for the third quarter of 2019 reflects continued sequential and year-over-year growth in both our mobile and video delivery businesses, partially offset by weaker than normal seasonal demand in the digital projector market.
The breakdown of third quarter revenue by end market was as follows:

•	Revenue from mobile was a record $1.6 million, predominantly from the sale of Iris solutions

•	Video delivery revenue was approximately $3.7 million

•	Revenue from digital projector was approximately $12.8 million
Non-GAAP gross profit margin in the third quarter of 2019 was 53.9%, compared to 54.1% in the second quarter and 54.7% in the third quarter of 2018.
Non-GAAP operating expenses in the third quarter of 2019 were $10.3 million, compared to $9.6 million in the second quarter of 2019 and $8.9 million in the third quarter of 2018.
Adjusted EBITDA in the third quarter of 2019 was $452,000, compared to EBITDA of $1.0 million in the second quarter of 2019 and $3.8 million in the third quarter of 2018.
For third quarter 2019, the Company reported a non-GAAP net loss of $518,000, or loss of ($0.01) per share, compared to a non-GAAP net loss of $97,000, or breakeven on a per share basis, in the second quarter of 2019, and non-GAAP net income of $2.7 million, or $0.07 per diluted share, in the third quarter of 2018.
Moving to the balance sheet, we ended the third quarter with cash, cash equivalents and short-term investments of approximately $22.3 million, a decrease of approximately $1.0 million from the prior quarter.
Other balance sheet metrics included day’s sales outstanding of 44 days at quarter-end, compared with 37 days at the end of the second quarter. Inventory turns during the third quarter of 2019 were 11.0 times, the same level as in the prior quarter.
Turning to guidance, for the fourth quarter of 2019, we expect revenue to be in a range of between $15.0 million and $17.0 million. This guidance reflects an increase in mobile revenue which is expected to represent up to 20% of total revenue in the fourth quarter. The increase in mobile revenue will be offset by geopolitical and macroeconomic headwinds and weaker end market demand contributing to inventory corrections in both the digital projector and video delivery markets.
Additionally, we anticipate non-GAAP gross profit margin in the fourth quarter to be in a range of between 48% and 50%.
We expect non-GAAP operating expenses to be in a range of between $10 million and $11 million.
Finally, we expect non-GAAP EPS in the fourth quarter to be in a range of between a loss of $.05 and a loss $0.09 per share.
That concludes our prepared remarks, and we will now open the call for questions. Operator, please proceed with managing the Q&A session.